Exhibit 99.1

Peak International Limited Reports Termination of Nasdaq Delisting Proceedings
Trading Symbol to Change to ‘PEAK’ on March 31, 2005

          FREMONT, Calif., March 30 /PRNewswire-FirstCall/ -- Peak International Limited (Nasdaq: PEAKE) today announced that the Nasdaq Stock Market has terminated the delisting proceeding against the Company as a result of the Company’s filing on March 24, 2005 of its Form 10-Q for the quarter ended December 31, 2004.  As a result, the Company’s trading symbol, which was temporarily changed to “PEAKE,” will resume trading as “PEAK” on March 31, 2005.

          Cal Reed, Peak’s Chairman and CEO said, “We believe the issues that caused the late filing of our Form 10-Q are behind us.  We are pleased that the Nasdaq Stock Market acted quickly after our filing to terminate the delisting proceeding and to reinstate our trading symbol, “PEAK.”

          About Peak International Limited (Nasdaq: PEAK)
          Peak International Limited is a leading low cost supplier of precision- engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

          Safe Harbor Statement
          Except for historical information contained herein, the statements in this press release, including the Company’s belief that the issues that caused the late filing of its Form 10-Q for the quarter ended December 31, 2004 are behind the Company, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include  the Company’s ability and outcome of changes in its procedures and personnel, and the risks detailed from time to time in the Company’s SEC reports, including its quarterly report on Form 10-Q for the quarter ended December 31, 2004. The company disclaims any intent or obligation to update or revise these forward-looking statements.

          Contact:
          Cal Reed, Chairman & CEO
          Jack Menache
          Investor Relations
          Tel:  510-449-0100

SOURCE  Peak International Limited
          -0-                              03/30/2005
          /CONTACT:  Cal Reed, Chairman & CEO, or Jack Menache, Investor Relations,
+1-510-449-0100, both of Peak International Limited/
          /Web site:  http://www.peakf.com /